PROFESSIONAL SERVICES AGREEMENT

BETWEEN

ETHANEX ENERGY, LLC

AND

CHEVRON ENERGY SOLUTIONS COMPANY

TABLE OF CONTENTS

PROFESSIONAL SERVICES AGREEMENT

BETWEEN
ETHANEX ENERGY, INC.
AND
CHEVRON ENERGY SOLUTIONS COMPANY

This Professional Services Agreement ("***Agreement***") between Ethanex Energy, Inc. ("***Ethanex***"), and Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc., a Pennsylvania corporation ("***CES***"), is dated as of October 6, 2006 ("Effective Date"). Ethanex and CES are also referred to herein collectively as the "***Parties***" and individually as a "***Party***."

RECITALS

A. Ethanex expects to develop, own and operate a number of ethanol production facilities the location and capacity of which have been or will from time to time be determined by Ethanex.

B. Ethanex and CES entered into a Letter of Intent dated August 21, 2006 ("***LOI***") the purpose of which is to set forth the business principles of the services the Parties contemplate CES providing to Ethanex relating to the evaluation, development and implementation of certain ethanol production facilities (Project) to be owned or controlled by Ethanex.

C. Ethanex has entered into a project development agreement with Delta T Corporation of Williamsburg, VA ("Delta–T") as the ethanol technology provider. Under the terms of the agreement Delta T will provide a partial technology license and a so-called "Schedule A Package" consisting of the deliverables identified in Annex 3 hereto and CES will use such deliverables in preparing its Plant Proposal as described in Section 1.3 below. The agreement between Ethanex and Delta-T shall require Delta-T to provide all reasonable technology and other support as CES may reasonably require to carry out its obligations under Work Orders issued under this Agreement and to prepare each Plant Proposal.

D. As set forth in Section 1.4 below, the parties anticipate entering into one or more turnkey, firm, fixed price contracts for CES to complete development of, engineer, equipment procure and construct certain Projects pursuant to the terms and subject to the conditions set forth in each such contract.

E. The Parties contemplate (i) that CES will enter into a subcontract with Delta T to provide the necessary technology and other support for the design engineering, procurement and construction of Projects, and (ii) that Delta T will enter into a technology licensing agreement with Ethanex that will enable Ethanex to own, use, operate and modify the technology in each such Project.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into this Agreement, and of the mutual covenants set forth herein, the Parties agree as follows:

ARTICLE 1.
ENGAGEMENT

Pursuant to the terms and subject to the conditions set forth in this Agreement, the Parties agree as follows.

1.1 LOI

This Agreement supersedes the LOI in its entirety and the LOI will no longer have any force or effect as of the Effective Date of this Agreement.

1.2 Work Orders

Work under this Agreement shall be performed under separate work orders substantially in the form of Annex 1 ("*Work Order*") to be agreed upon by the parties.

(a) The purpose of the services requested in a Work Order for a Plant shall be:

(1) to perform preliminary engineering, geotechnical study, site and civil design sufficient to prepare a proposal, more particularly described in Section 1.3 (***"Plant Proposal"***), pursuant to which CES would complete the development of and engineer, equipment procure, construct, startup, test and commission a Plant and deliver to Ethanex a fully operational Plant (**"EPC Work"**) pursuant to a turn-key, firm, fixed price engineering, procurement and construction agreement (***"EPC Agreement"***), and

(2) to commence detailed construction engineering, to authorize CES to procure Plant equipment and to initiate site clearance or similar construction work with respect to the Plant, in each case as directed under a Work Order, which, upon execution of the EPC Agreement for such Plant and without any further action of the parties will be incorporated into, become a part of and be superseded by such EPC Agreement and such Work Order shall be deemed to be a limited notice to proceed under such EPC Agreement for such engineering, equipment procurement, site clearance or other work.

(b) Each Work Order shall (i) identify the Plant for which such services will be provided, (ii) the scope of services to be provided under such Work Order, (iii) the date, if any, by which such services are to be completed, (iv) any documents, specifications or other materials which Ethanex or Delta T shall provide in connection with the services to be provided there under, (v) the price to be paid by Ethanex for such services and any materials and equipment purchased, obtained or utilized by CES for the performance of such services (it is expected that compensation will be on a time and materials basis as more specifically set forth in Article 2.1 below), and (v) such additional terms and conditions as the parties may agree upon. The parties understand that the Plant may be owned by Ethanex or a special purpose entity owned or controlled by Ethanex (the term "Ethanex" shall refer to Ethanex and or the special purpose entity, as the context requires).

(c) CES shall provide Ethanex with the services described in each Work Order, subject to the terms and conditions herein and therein and may elect to provide some or all of such services, through the use of contractors, consultants or subcontractors, and, as applicable,

through the purchase of equipment and other goods and materials as approved by Ethanex. CES shall submit subcontracts, purchase orders and other contracts for services, goods, materials or equipment to be utilized in the performance of work under a Work Order for Ethanex's review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. Ethanex shall not have the right to review and approve contractors, subcontractors, consultants, vendors, or suppliers or their contracts or purchase orders for EPC Work at a specific site once the EPC Agreement for that site has been executed.

(d) Ethanex shall provide, and shall cause Delta T and all other Ethanex consultants, contractors or subcontractors to provide, all documents, specifications and materials for which, as set forth in a Work Order, Ethanex is responsible. As necessary during the performance of services, Ethanex shall arrange for access by CES, to its design consultants and subcontractors to public and private property as required for performance of the services under each Work Order.

1.3 Plant Proposal

By the date set forth in the Work Order for a Plant Proposal, CES shall deliver to Ethanex a Plant Proposal that describes (i) the proposed firm, fixed price to perform the EPC Work of such Plant, (ii) the proposed nameplate capacity and preliminary process design of such Plant, (iii) the technology to be employed for production of ethanol by that Plant, (iv) a proposed schedule for delivery of a fully operational Plant, and (v) the proposed permitting process for the EPC Work. The firm, fixed price proposal shall be comprised of the aggregate of all cost estimates provided by suppliers, vendors and subcontractors who will supply goods and services for the EPC Work plus twenty nine and one half percent (29.5%) of such aggregate estimates for CES' field overhead including those items set forth in Annex 4 and for home office and corporate overhead and profit. CES will substantiate such firm, fixed price by providing Ethanex with copies of all estimates from its subcontractors, vendors and suppliers. Following delivery of the Plant Proposal , CES shall have no further obligations under Section 1.2 or this Section 1.3 with respect to such Plant.

1.4 EPC Agreement

With respect to each Plant for which CES provides a Plant Proposal pursuant to Section 1.3, CES and Ethanex contemplate entering into an EPC Agreement pursuant to which CES, as general contractor, shall perform the EPC Work for such Plant. Such EPC Agreement (or associated Work Order(s)) is expected to include (i) a scope of EPC Work ("Scope") generally describing the EPC Work for such Plant including performance specifications to be met to achieve commercial operation, (ii) a firm, fixed price for such services consistent with the Plant Proposal, provided the Scope is consistent with the Plant Proposal, and further provided that such EPC Agreement is executed within ninety (90) days of the date on which CES delivered the Plant Proposal to Ethanex, unless otherwise agreed to by the parties, (iii) the date by which the capacity and efficiency of the Plant (substantial completion) will have been established, (iv) liquidated damages for failing to achieve substantial completion by the scheduled substantial completion date and for failing to meet performance guarantees, (v) a provision that retainage shall not be released until substantial completion has been achieved, with a holdback after substantial completion for an amount equal to two hundred percent (200%) of the estimated costs of the remaining punch-list items, (vi) a default provision for not reaching substantial completion

within one year after the scheduled substantial completion date, (vii) force majeure and changed condition provisions, (viii) provisions for review by an independent engineer (if required by the lenders who finance construction of the Plant), (ix) tax provisions, (x) indemnification provisions, (xi) title provisions, (xii) insurance and risk of loss provisions, (xiii) intellectual property provisions, (xiv) hazardous materials provisions, (xv) default provisions, (xvii) termination provisions, (xvii) dispute resolution provisions, (xviii) conflict of interest provisions, and (xix) such other terms and conditions as the Parties may agree; in each case, in the foregoing clauses (i) through (xix) as the parties may agree with respect to the Plant except as specified therein. The firm, fixed price for a Plant shall include a twenty-nine and one half percent (29.5%) mark-up of the aggregate of all estimates of services to be provided directly by CES (general conditions) and the services, materials and equipment to be provided by consultants, subcontractors, vendors and suppliers plus an additional markup for contingency and as a reserve for liquidated damages ("Liquidated Damages Reserve"). This additional markup will provide for a minimum Liquidated Damages Reserve of five percent (5%) of the Project Price. Any unused portion of the Liquidated Damages Reserve upon final completion of the Plant shall be shared by the parties equally. Upon its execution, the EPC Agreement shall supersede all related Work Orders including without limitation the Plant Proposal Work Order. Further, (y) all work under any related Work Order which is completed and accepted in accordance with a Work Order prior to execution of an EPC Agreement shall be deemed to have been completed under, and to comply fully with, the terms and conditions of the EPC Agreement, and (z) any Work Order as to which there remains outstanding work to be performed by CES as of the effective date of the EPC Agreement shall, without any further action of the parties, be incorporated into and become a part of, the EPC Agreement and such work shall be performed in accordance with the terms and conditions of such EPC Agreement, and to the extent of any inconsistency or ambiguity between the terms of any such Work Order and the EPC Agreement, the terms and conditions of the EPC Agreement shall control. Notwithstanding the foregoing, neither Party shall have any obligation to enter into any EPC Agreement nor any other agreement or transaction with respect to the Plant Proposal, and neither party have any liability to the other in the event no such transaction or agreement is entered into.

1.5 <u>Exclusivity</u>

Ethanex shall provide CES the exclusive right to prepare Plant Proposals for at least three (3) prospective Plants within twenty-four months of the Effective Date. During the term of this Agreement Ethanex shall not and shall ensure that its affiliates shall not, directly or indirectly, through any directors, employees, attorneys, accountants or other agents or representatives or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the design, engineering, construction or commissioning of facilities for the production of ethanol. Ethanex will immediately notify CES regarding any contact between Ethanex or its affiliates or their respective directors, employees, attorneys, accountants, and other agents and representatives and any other person or entity regarding any such offer or proposal or any related inquiry.

CES shall not enter into any commitment with any third party that will reasonably impair CES' ability to develop and implement any Plant Proposal consistent with the price, scope and schedule in such Plant Proposal, provided Ethanex agrees to enter into negotiations of an EPC

Agreement consistent with such Plant Proposal within thirty (30) days of its submission to Ethanex.

1.6 No Warranty Extended

CES shall use reasonable care to reflect requirements of all applicable laws, rules, or regulations of which CES has knowledge or about which Ethanex specifically advises in writing, which are in effect on the date of this Agreement. CES INTENDS TO RENDER SERVICES IN ACCORDANCE WITH GENERALLY ACCEPTED PROFESSIONAL STANDARDS, BUT NO OTHER WARRANTY IS EXTENDED, EITHER EXPRESS OR IMPLIED, IN CONNECTION WITH SERVICES UNDER THIS AGREEMENT, AND ALL SUCH OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.

ARTICLE 2.
COMPENSATION.

2.1 Compensation

Ethanex shall pay CES for the services provided under Work Orders in accordance with CES' standard hourly rates set forth on Annex 2 without further mark-up and shall compensate CES for costs incurred with respect to subcontractors, consultants and suppliers of equipment and other material ordered pursuant to Work Orders, in each case plus twenty-nine and one half percent (29.5%) ("Mark-Up"). Commencing on January 1, 2007, each of the hourly rates on Annex 2 shall be increased as of the first day of each calendar year by an amount equal to five percent (5%) of the hourly rate then in effect. If a Work Order issued for the procurement of any equipment or other material for a Plant is subsequently cancelled, Ethanex shall reimburse CES for (or, if requested by CES, advance) all cancellation, restocking or similar fees plus Mark-Up. CES agrees to use reasonable efforts to avoid and minimize any such fees in negotiating the purchase orders or other contracts for such equipment or other material. CES shall not enter into any purchase orders or other contracts that contain such fees without Ethanex's prior written approval of such fees. The parties anticipate that Ethanex will pay CES in advance the estimated amount for the scope to be performed under any Work Order. If Ethanex advises CES in advance that it will not make such advance payment, then CES has the right not to execute the mutually agreed upon Work Order until and unless CES receives internal credit approval and Ethanex complies with the terms of the credit approval.

2.2 Cancellation Fee

In addition to the compensation payable pursuant to Section 2.1, Ethanex shall pay CES a cancellation fee of Five Hundred thousand dollars ($500,000) (***"Cancellation Fee"***) if Ethanex (i) fails to enter into a Work Order for at least one Plant within sixty (60) days of the Effective Date, or (ii) fails to commence negotiations for or enter into an EPC Agreement with respect to a Plant that is the subject of a completed Plant Proposal within thirty (30) days or ninety (90) days, respectively, of its receipt of such Plant Proposal, Ethanex will not be required to pay the

Cancellation Fee (x) if market conditions deteriorate causing lenders to refuse to close debt financing with respect to a Project, provided, however, that Ethanex shall pay the Cancellation Fee if market conditions improve such that lenders are prepared to close debt financing on such Project but Ethanex fails to re-open negotiations for or enter into the EPC Agreement within thirty (30) days or ninety (90) days, respectively of receiving notice from project lenders that they are prepared to close financing; (y) if it refuses to enter into or cancels a Work Order or, after receipt of a Plant Proposal decides not to enter into EPC Agreement negotiations or to enter into an EPC Agreement within the required times, because it reasonably determines that the proposed Plant site is inappropriate or unavailable for a Plant, provided, however, that Ethanex shall nevertheless pay the Cancellation Fee if it moves forward with any development or implementation activities with respect to any Plant without CES' involvement at such site within twenty-four (24) months after such cancellation or determination; (z) if it demonstrates to CES' reasonable satisfaction within thirty (30) days after its receipt of the Plant Proposal that the Plant is not economically or technically feasible.

2.3 Invoices/Payment

CES shall provide Ethanex a final estimate of the total costs plus Mark-Up to provide the services, goods, materials and equipment under any Work Order ("Estimated Payment") within fifteen (15) days of Ethanex's execution of such Work Order. Ethanex shall have the option of (1) paying the Estimated Payment to CES within twenty (20) days after its receipt of such estimate, or (2) placing the Estimated Payment into an escrow at a mutually acceptable financial institution. In the event of option (1), CES shall submit its final invoice upon completion of the work under the Work Order, and within twenty (20) days thereafter, either Ethanex shall pay CES any additional amounts owed or CES shall refund to Ethanex any difference between the Estimated Payment and the amount of the final invoice. In the event of option (2), CES shall submit monthly invoices of its services to Ethanex and the escrow agent and the escrow agent shall be pay each such monthly invoice within twenty (20) days after receipt of such invoice. If CES reasonably determines that the remaining amount in escrow is insufficient to cover the cost of CES' remaining services under any Work Order, Ethanex shall deposit such additional amounts as requested by CES as necessary to cover the estimated cost of all remaining services. Under either option (1) or (2), any amounts not paid by the due date shall accrue interest each day thereafter until paid at the lower of the "prime" interest rate as published from time-to-time in *The Wall Street Journal* plus two percentage points or the maximum legal rate.

2.4 Suspension

If Ethanex fails to pay any amount within twenty (20) days after receipt of the invoice therefore, CES may, at its option, after giving seven (7) days' notice, suspend further services under any or all Work Orders, as CES elects, until CES has been paid in full.

2.5 Withholding Payments

Ethanex may not withhold or reduce amounts payable to CES because CES withholds payment of any amounts from its suppliers, vendors or subcontractors with respect to the performance of services under any Work Order.

ARTICLE 3.
OWNERSHIP OF WORK PRODUCT; CONFIDENTIALITY

3.1 Work Product

All documents and materials (electronic and hard copies) prepared by CES in performing under any Work Order, including but not limited to all drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by CES to Ethanex and to subcontractors under this Agreement, and any Plant Proposal (***"Work Product"***) shall be instruments of service, and CES shall retain the ownership and property interests therein, including the copyrights thereto, except that, if CES terminates performance under any Work Order it shall provide Ethanex with copies of and a non-exclusive license to use all Work Product prepared under such terminated Work Order and commenced on or before the date of such termination. Any Plant Proposal or other Work Product provided to Ethanex shall be for Ethanex's sole and exclusive use only with respect to the Plant that is the subject of such Work Product, and, except as set forth in Section 3.3, Ethanex shall not use such Work Product for any other purpose and shall not disclose it to any third party. Ethanex shall return to CES (or destroy and certify such destruction to CES) all copies of the Plant Proposal and all supporting material, and any other Work Product in its possession, if the parties fail to enter into an EPC Agreement with respect to such Plant Proposal. Ethanex shall release CES, and shall indemnify, defend and hold CES harmless from and against any and all liabilities, claims, causes of action, losses, expenses, costs, and damages (including reasonable attorneys fees) ("Losses") arising from or in any related to Ethanex's or a third party's use of any Work Product.

3.2 Derogation of Engineer's Rights to Work Product

Submittal of Work Product in connection with the performance and completion of the services under a Work Order does not constitute publication in derogation of CES' rights and does not in any way diminish CES' Work Product rights established herein.

3.3 Confidential Information

All information supplied to a Party ("***receiving Party***") by the other Party ("***disclosing Party***") or its subcontractors or consultants regarding the disclosing Party's business affairs, finances, technology, processes, plans or installations, product information, know-how or other information is and shall remain the property of the disclosing Party or its design consultants or technology suppliers. For the period ending two (2) years after the date of termination of this Agreement, the receiving Party shall hold such information in confidence and shall not disclose such information to any third party or use, except for use as reasonably required for the permitting of the applicable Plant, financing the development, construction, ownership, operation and maintenance of the applicable Plant, or as reasonably required by the receiving Party for performing its obligations hereunder and if, prior to such disclosure, the receiving Party informs such third Persons of the existence of this confidentiality obligation and only if such third Persons agree to maintain the confidentiality of any information received, any part of such information, except such parts which:

(a) at the time of disclosure, are in the public domain, or which later and prior to disclosure or use by receiving Party become part of the public domain through no fault of receiving Party;

(b) were in the receiving Party's possession prior to disclosure to the receiving Party and were not previously obtained by the receiving Party directly or indirectly from the disclosing Party or its design consultants or technology suppliers;

(c) prior to disclosure or use by the receiving Party were obtained by the receiving Party from a third party as a matter of right and without restriction regarding disclosure or use and which information was not obtained by such third party directly or indirectly from the disclosing Party, or its design consultants or technology suppliers; or

(d) are required to be disclosed based on advice of counsel (i) to meet the requirements of any law, statute, rule or regulation (including those related to securities laws) or (ii) by any court, governmental or regulatory body or securities exchange; provided however to the extent the disclosing Party receives advance notice of a required disclosure, the receiving Party will give advance notice to the disclosing Party of any required disclosure so as to give the disclosing Party the opportunity to review the proposed disclosure of the information and, with respect to disclosures required under (ii) above, the opportunity to object in the appropriate forum.

3.4 Injunctive Relief

The Parties agree that monetary damages by themselves would be inadequate to compensate a party for the other party's breach of its obligations under this Article 3. Each party accordingly agrees that the disclosing party shall be entitled to specific performance and other equitable relief, by way of injunction or otherwise if the recipient breaches or threatens to breach its obligations under this Article 3, which specific performance or other equitable relief shall be granted without bond or proof of damages and in addition to any other remedies that the disclosing party may have under applicable law, and the recipient shall not plead in defense that there would be an adequate remedy at law.

3.5 Infringement

(a) CES agrees to indemnify, defend, and hold Ethanex and any Ethanex affiliate ("**Ethanex Indemnitees**") harmless from and against any and all Losses, that any Ethanex Indemnitee may hereafter suffer to the extent that such Losses are based on a claim that any design, materials, methods, systems or process in the form delivered by CES to such Ethanex Indemnitee pursuant to a Work Order constitutes an infringement of any valid patent, copyright, license, trademark, or other third-party proprietary right held under the law of the United States ("Claim"), provided that (i) CES shall have sole control of the defense of any action on such Claim and all negotiations for settlement or compromise, (ii) the Ethanex Indemnitee shall provide, at its own expense, authority, information and assistance to CES and its counsel in the defense of such Claim, and (iii) CES may use the name of the Ethanex Indemnitee in its defense of such Claim; provided further that CES shall have no liability or obligation to any Ethanex Indemnitee under this Section 3.5 with respect to any patent, trademark, license, copyright or other third-party proprietary right infringement or claims thereof based on (u) compliance with

any plans, processes, designs, methods, materials, information or specifications ("Plans") supplied by any Ethanex Indemnitee or Plans supplied by Delta T or other supplier of technology selected by any Ethanex Indemnitee, (v) use by an Ethanex Indemnitee or assignee of any Ethanex Indemnitee (collectively, "Ethanex Indemnitee/Assignee") of any Plans in the form delivered by CES to such Ethanex Indemnitee/Assignee pursuant to a Work Order with devices not supplied or selected by CES where such Plans would not themselves be infringing, (w) use by an Ethanex Indemnitee/Assignee of any such Plans in an environment for which such Plans were not contemplated or intended and for which they was not intended by CES, (x) modifications by an Ethanex Indemnitee/Assignee of such Plans, (y) use of such Plans at any location or with respect to any equipment other than at or with respect to the Plant for which such Plans were intended by CES, or (z) any claim of patent, trademark, copyright, license or other third-party proprietary right infringement in which any Ethanex Indemnitee/Assignee has an interest or license except to the extent any such claim arises from any act of infringement by CES.

(b) CES shall have the right, at its sole expense for any infringement for which CES is or may be liable under Section 3.5 (a), in order to avoid such claims or actions, to substitute non-infringing equipment or processes, or to modify such infringing process or design so it becomes non-infringing, or to obtain the necessary licenses to use the infringing equipment, designs or processes provided that such substitutes and modified equipment, designs or processes meet all the requirements and are subject to all the provisions of the applicable Work Order.

(c) If CES and Ethanex enter into an EPC Agreement with respect to a Plant the indemnification and remedies for infringement set forth in this Section 3.5 shall be superseded by any indemnification and remedies for infringement set forth in such EPC Agreement, and upon execution of such EPC Agreement CES shall have no further obligation or liability under this Section 3.5 with respect to such Plant.

(d) The foregoing provisions in this Section 3.5 state the entire liability of CES with respect infringement of patent, trademark, license, copyright or other third-party proprietary rights by and design or process supplied by CES under this Agreement.

ARTICLE 4.
TERM AND TERMINATION

4.1 **Term**

This Agreement shall become effective on the Effective Date and shall remain in effect until the later to occur of (i) the last day of the twenty-fourth month thereafter or, if work under all outstanding Work Orders has not been completed by such time, (ii) on the date of completion of all remaining work under all outstanding Work Orders ("Term"), unless terminated earlier pursuant to Section 4.2 below.

4.2 **Early Termination**.

This Agreement may be terminated prior to the expiration of its Term as follows:

(a) by mutual agreement of the Parties, or

(b) by the non-defaulting party upon the other party's default of any material provision of this Agreement, provided that, the non-defaulting party shall have given written notice of such default and the defaulting party shall have failed to cure such default within (i) thirty (30) days of such notice or, if such default cannot be cured within such thirty (30) day period, (ii) within a reasonable period in excess of thirty (30) days provided the defaulting party shall have promptly commenced such cure and prosecuted it diligently to completion. The defaulting party shall be liable for the non-defaulting party's actual damages, if any, plus the appropriate remedies set forth in Sections 4.3 or 4.4 below, as appropriate.

4.3 CES Remedies on Termination

If this Agreement is terminated pursuant to Section 4.2 (a) or CES terminates this Agreement pursuant to Section 4.2 (b) Ethanex shall (i) promptly pay all amounts owing and unpaid as of the date of termination for services CES has performed under any Work Order, and (ii) pay the Cancellation Fee to CES if Ethanex elects to develop or implement a Plant that was the subject of a Work Order without CES' involvement.

4.4 Ethanex Remedies on Termination

If Ethanex terminates this Agreement pursuant to Section 4.2 (b), CES shall (i) provide Ethanex copies of and, for the purpose of constructing the Plant, licenses to use, all Work Product, files and records, both hard copy and electronic, and procured equipment, and (ii) reimburse Ethanex for its costs to have another contractor complete the work under any outstanding Work Order within ninety (90) days after such termination, but only to the extent such costs exceed the amount Ethanex would otherwise have paid CES to complete such work.

4.5 Survival

Notwithstanding the foregoing Article 4, the obligations of the parties contained in Articles 3 and 5 of this Agreement shall survive the termination of this Agreement.

ARTICLE 5.
MISCELLANEOUS

5.1 Books and Records

Ethanex at its expense and on reasonable notice and during customary business hours shall have the right to inspect and copy the books and records (however kept) of CES for the sole purpose of verifying work done by it or its subcontractors or consultants and costs incurred and charged to Ethanex relating to CES' obligations under this Agreement. CES shall maintain books and records adequate to support its costs and charges in accordance with generally accepted accounting principles.

5.2 Limitation of Liability

All other provisions of this Agreement and Work Orders notwithstanding,

(a) CES' total combined, collective liability to Ethanex and its affiliates for any and all damages of any kind arising out of or related, in whole or in part, to the services performed under this Agreement, whether any such obligations or liability is based upon the theory of, or arise out of, negligence, strict liability, or other tort theory, contract, indemnity, warranty, misrepresentation, patent infringement or otherwise, shall not exceed an amount equal to the aggregate of all compensations actually paid to CES under this Agreement as of the date of the breach.

(b) Ethanex's total combined, collective liability to CES and its affiliates for any and all damages of any kind arising out of or related, in whole or in part, to the services performed under this Agreement, whether any such obligations or liability is based upon the theory of, or arise out of, negligence, strict liability, or other tort theory, contract, indemnity, warranty, misrepresentation, patent infringement or otherwise, shall not exceed an amount equal to the aggregate of all compensations actually paid to CES under this Agreement as of the date of the breach.

The limitations on liability in this Section 5.2 shall not apply to the parties' obligations and liabilities under Section 3.5 , 5.8 and 5.9.

5.3 Exclusion of Consequential Damages

Notwithstanding anything in this Agreement or any Work Orders to the contrary, neither CES nor Ethanex shall be liable to the other for any special, indirect, incidental, consequential or punitive damages, however caused and on any theory of liability. "Consequential Damages" includes, but is not limited to, losses of use, actual or anticipated profits, business interruption, loss of revenues or product, loss by reason of shutdown, non-operation, loss of reputation or increased expense of manufacturing or operation, increased expenses of borrowing or financing, manufacturing or operation, loss of productivity, loss of shop space, or other consequential, indirect, special, incidental or punitive damages, including, without limitation, damages related to patent infringement, breach of warranty, misrepresentation or the negligent acts or omissions, strict liability or other tort of CES, its consultants or subcontractors.

5.4 Expenses

Except as otherwise provided in this Agreement, each Party shall bear its own expenses with respect to the contemplated transactions.

5.5 Notices

Every notice, demand, request, consent, approval or other communication which the parties hereto are required or desire to give shall be in writing and shall be given by personally delivering the same or by mailing the same, registered or certified mail, first class postage and fees prepaid, return receipt requested as follows.

If to the Ethanex, addressed as follows:

Ethanex Energy, Inc.
14500 Parallel Road, Suite A
Basehor, KS 66007
Attention: Al Knapp
Tel.: 913-724-4106
Fax: 913-724-4107

If to the CES, addressed as follows:

Chevron Energy Solutions Company
12980 Foster Drive, 4th Floor
Overland Park, KS 66213-2649
Attention: John Bergwell
Tel.: (913) 563-3500
Fax: (913) 563-3560

With a copy to:

Chevron Energy Solutions Company
345 California Street, Ste. 1800
San Francisco, CA 94101
Attention: Douglas A. Oglesby
Tel: (415) 733-4750
Fax: (415) 733-4957

or in any such case at such other address, fax number or attention as any of the parties may designate by at least fifteen (15) days' notice given in accordance with this Section 5.5 to the other party at its address, fax number and attention detail. All notices, requests, demands, consents or other communications shall be in writing and delivered electronically, personally or sent by air courier or facsimile transmission and shall be deemed to have been made or delivered:

(a) if delivered by hand, on the day it is delivered unless (i) that day is not a day upon which commercial banks are open for business in the city specified (a "***notice business day***") in the address for notice provided by the recipient or (ii) delivered after the close of business on a notice business day, in which case the same shall be deemed delivered on the next succeeding notice business day;

(b) if sent electronically or by facsimile transmission between 9 am and 5 pm on a notice business day, on the date received, or if sent at any other time, at 9 am on the next following notice business day, *provided*, in each case, written confirmation of receipt is obtained by the sender; and

(c) if sent by air courier on the day which is one notice business day after the same has been delivered into the custody of the courier service marked as prescribed by this Section 5.5.

5.6 **Successors and Assigns**

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns, provided, however, that that no assignment shall relieve a Party from its obligations under this Agreement, and provided further that neither this Agreement, nor any Work Order (except as may be expressly provided otherwise in the Work Order) nor any right or obligation under this Agreement may be assigned by any Party without the prior written consent of the other Party.

5.7 **Publicity**

No public announcement or other publicity regarding the transactions referred to in this Agreement shall be made by the Parties or any of their respective officers, directors, employees, representatives or agents, without the prior written agreement of the other Party. Any announcement shall be agreed to by the Parties as to form, content, timing, and manner of distribution or publication.

5.8 **CES Indemnification**

To the fullest extent permitted by law, CES shall indemnify, defend and hold harmless Ethanex, Ethanex's affiliates and its or their officers, directors, agents and employees from any claims, liens, charges (including attorneys' fees) or encumbrances (including but not limited to mechanic's and materialmen's liens or bond claims) arising out of or in connection with the performance of the services, except to the extent caused by the uncured failure of Ethanex to make payment when required hereunder or by Ethanex's negligence, gross negligence or willful misconduct. Ethanex shall be entitled to recover from CES all costs and expenses incurred in enforcing this Agreement, including attorneys' fees. Upon request of Ethanex, CES shall within sixty (60) days remove any liens filed against Ethanex or its property or provide a bond. If CES fails to do so, Ethanex is authorized by CES to remove or satisfy any such liens, and CES shall pay to Ethanex all costs and damages incurred by Ethanex to do so, including attorneys' fees.

5.9 **Ethanex's Indemnification**

To the fullest extent permitted by law, Ethanex shall indemnify, defend and hold harmless CES, CES' affiliates and its or their officers, directors, partners, employees and agents from and against any and all claims for bodily injury and for damage to tangible property caused solely by the negligent acts or omission of Ethanex or its Subsidiaries or their respective officers, directors, partners, employees and agents with respect to this Agreement or any Plant, except to the extent caused by CES' negligence, gross negligence or willful misconduct. CES shall be entitled to recover from Ethanex all costs and expenses incurred in enforcing this Agreement, including attorneys' fees.

5.10 **Insurance**

Chevron ES shall maintain the following self-insurance coverage and shall also be responsible for its subcontractors' maintaining sufficient limits of insurance coverage during the Term of the Agreement: (1) Worker's Compensation and Employers' Liability. Workers' Compensation insurance or self insurance indicating compliance with any applicable labor codes,

acts, laws or statutes, state, federal, provincial or national, wherever such Party performs work or services and Employers Liability insurance not less than $10,000,000 for injury or death by each accident. (2) Commercial General Liability. The self-insurance or insurance limit shall not be less than $10,000,000 each occurrence for bodily injury, property damage, and personal injury, and such coverage shall be written on a "claims made" format. If coverage is subject to a general aggregate limit, this aggregate limit shall be twice the occurrence limit. (3) Business Auto. Self-insurance coverage shall not be less than $10,000,000 each accident for bodily injury and property damage. All coverage shall not be canceled except after thirty (30) days' prior written notice has been given to Customer. For the insurance coverage set forth in this Article 5.10, Chevron ES may self assume the obligations hereunder and use a Self Administered Claims Program for this purpose. Chevron ES will notify Customer in writing 30 days prior to cancellation of the Self Administered Claims Program.

5.11 Conflicts of Interest

Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, no Party nor any director, employee or agent of any Party shall give to or receive from any director, employee or agent of any other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate in connection with this Agreement. Likewise, no Party nor any director, employee or agent of any Party, shall without prior notification thereof to all Parties enter into any business relationship with any director, employee or agent of another Party or of any Affiliate of another Party, unless such person is acting for and on behalf of the other Party or any such Affiliate. A Party shall promptly notify the other Party of any violation of this section and any consideration received as a result of such violation shall be paid over or credited to the Party against whom it was charged. Any representative of a Party, authorized by that Party, may audit the records of the other Party related to this Agreement, including the expense records of the Party's employees involved in this Agreement, upon reasonable notice and during regular business hours, for the sole purpose of determining whether there has been compliance with this term.

5.12 Further Assurances

The Parties agree to cooperate fully with each other and to take other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the transactions contemplated in this Agreement.

5.13 Entire Understanding.

(a) This Agreement and the Annexes hereto set forth the entire agreement and understanding of the Parties with respect to the contemplated transactions and supersede any and all prior and contemporaneous agreements, arrangements and understandings among the Parties relating to the subject matter.

(b) Each Work Order shall constitute an amendment to this Agreement.

(c) In the event of any conflict between this Agreement and any Work Order, the Work Order shall prevail.

5.14 Interpretation; Definitions

The headings preceding the text of the sections in this Agreement and the headings to schedules, exhibits and annexes to this Agreement are for convenience only and shall not be deemed to be part of this Agreement or to be given any effect in interpreting this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the Parties' intention that any term not be construed against any Party solely by reason of the fact that it was prepared or drafted by such Party.

5.15 Amendment

This Agreement may be amended, modified or supplemented only by a writing signed by both Parties.

5.16 Waivers

The failure of a Party at any time or times to require performance of any provision shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

5.17 Severability

If any provision of this Agreement is declared to be invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue; provided, however, that if the parties cannot agree on such substituted provision within thirty (30) days of such declaration, the materially adversely impacted Party may terminate this Agreement on ten (10) days' written notice.

5.18 Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law.

5.19 Disputes

The Parties will adhere to the following procedures in case of dispute, controversy or claim concerning or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach thereof (a ***"Dispute"***). Any Dispute shall be resolved by final and binding arbitration before a single arbitrator in San Francisco, California, administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedure. Judgment on an arbitral award may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement. The prevailing Party in such arbitration (as determined by the arbitrator) shall be

entitled to receive from the non-prevailing Party all of its costs and expenses incurred in such arbitration (including, without limitation, reasonable attorneys' fees).

5.20 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

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ETHANEX ENERGY, INC.

By:________________________

Its: ________________________

CHEVRON ENERGY SOLUTIONS COMPANY, a division of Chevron USA, Inc.

By: ________________________

Its: ________________________